As filed with the Securities and Exchange Commission on May 5, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GAN Limited

(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	Not applicable (I.R.S. Employer Identification No.)

Axe & Bottle Court

70 Newcomen Street

London SE1 1YT

+44 (0) 20 72926262

(Address of principal executive offices) (Zip Code)

2020 Equity Incentive Plan
(Full title of the plans)

Dermot Smurfit

GAN Limited

400 Spectrum Center Drive

Suite 1900

Irvine, CA 92618

(Name and Address of agent for service)

(702) 988-8443

(Telephone number, including area code, of agent for service)

With a copy to:

James A. Mercer III, Esq.

Robert L. Wernli, Jr., Esq.

Sheppard, Mullin, Richter & Hampton LLP

12275 El Camino Real, Suite 200

San Diego, CA 92129

(858) 720-7469

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” or an emerging growth company in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Smaller Reporting Company ☐
Non-accelerated filer ☐	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Ordinary shares, par value $0.01 per share	1,514,971	$12.350	(3)	$18,709,892	(3)	$2,428.54	(3)
Ordinary shares, par value $0.01 per share	2,885,029	$2.87	(4)	$8,280,033	(4)	$1,074.75	(4)
Total:	4,400,000					3,503.29

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares that become issuable under the Plan (as defined below), by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the Registrant’s common stock.

(2)	These ordinary shares are being registered for issuance under the GAN Limited 2020 Equity Incentive Plan (the “Plan”).

(3)	The registration fee was calculated in accordance with Rules 457(c) and 457(h) of the Securities Act on the basis of $12.350 per share, the average high and low prices of Common Shares as reported on The Nasdaq Capital Market on May 5, 2020.

(4)	The registration fee was calculated solely with respect to outstanding options to acquire ordinary shares awarded under the Plan, in accordance with Rule 457(h) of the Securities Act, based upon the weighted average exercise price of such outstanding options of $2.87. These options were issued by GAN Limited to the former option holders of GAN plc, a public limited company incorporated under the laws of England and Wales, pursuant to a statutory scheme of arrangement under U.K. law, which became effective on May 5, 2020 (the “Scheme”). Under the Scheme, outstanding options to purchase ordinary shares of GAN plc were converted into options to purchase ordinary shares of GAN Limited, to be issued under the Plan, subject to adjustment of the exercise price and the number of shares underlying the option based on the capital consolidation effected through the share exchange contemplated by the Scheme.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

●	The Registrant’s prospectus filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act filed on May 5, 2020, in connection with the Registrant’s Registration Statement on Form F-1 (Registration No. 333-237372), as amended, in which there is set forth (i) the audited financial statements of the Registrant as of December 31, 2019 and for the period then ended, and (ii) the audited consolidated financial statements of GAN plc, the predecessor to the Registrant, as of and for the two years ended December 31, 2019; and

●	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-39274) filed with the Commission on April 27, 2020, pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such descriptions.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be incorporated by reference into this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Bermuda exempted company. The Bermuda Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability imposed on them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. The Bermuda Companies Act further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to the Bermuda Companies Act. The Registrant has adopted provisions in its bye-laws that provide that the Registrant will indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The indemnification provided in the bye-laws is not exclusive of other indemnification rights to which a director or officer may be entitled, provided these rights do not extend to his or her fraud or dishonesty.

The Registrant’s bye-laws further provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the Registrant, against any of our directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer.

The Registrant’s bye-laws also provide that no officers or directors shall be answerable for their own or the acts, receipts, neglects or defaults of the other officers or directors, or for any bankers or other persons with whom any moneys or effects belonging to the Registrant shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Registrant shall be placed out on or invested, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of the said persons. The bye-laws further provide that the Registrant shall pay to or on behalf of any such director or officer any and all costs and expenses associated in defending or appearing or giving evidence in the proceedings referred to above as and when such costs and expenses are incurred; provided that in the event of a finding of fraud or dishonesty, such person shall reimburse to the Registrant all funds paid by it in respect of costs and expenses of defending such proceedings.

The Bermuda Companies Act permits the Registrant to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not the Registrant may otherwise indemnify such officer or director. The bye-laws provide that the Registrant may purchase and maintain insurance for the benefit of any director or officer against any liability incurred by him under the Bermuda Companies Act in his capacity as a director or officer or indemnifying such director or officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to the Registrant or its subsidiaries.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit	Description	Location
4.1	Memorandum of Association of GAN Limited	Exhibit 3.1 to the Form F-1 (File No. 333-237372)
4.2	Bye-Laws of GAN Limited	Exhibit 3.2 to the Form F-1 (File No. 333-237372)
4.3	2020 Equity Incentive Plan of GAN Limited	Filed herewith
4.3.1	2020 Equity Incentive Plan – Form of Restricted Stock Grant Agreement	Exhibit 10.2.1 to the Form F-1 (File No. 333-237372)
4.3.2	2020 Equity Incentive Plan – Form of Nonstatutory Stock Option Agreement	Exhibit 10.2.2 to the Form F-1 (File No. 333-237372)
4.3.3	2020 Equity Incentive Plan – Form of Incentive Stock Option Agreement	Exhibit 10.2.3 to the Form F-1 (File No. 333-237372)
4.3.4	2020 Equity Incentive Plan – Form of Restricted Stock Unit Agreement	Exhibit 10.2.4 to the Form F-1 (File No. 333-237372)
4.3.5	2020 Equity Incentive Plan U.K. Sub-Plan – Company Share Option Plan	Filed herewith
4.3.6	2020 Equity Incentive Plan U.K. Sub-Plan – Company Share Plan Option Agreement	Filed herewith
4.3.7	2020 Equity Incentive Plan U.K. Sub-Plan – Enterprise Management Incentive Plan Option Agreement	Filed herewith
4.3.8	2020 Equity Incentive Plan U.K. Sub-Plan – Enterprise Management Incentive Plan (EMI)	Filed herewith
5.1	Opinion of Walkers Limited, Hamilton, Bermuda	Filed herewith
23.1	Consent of BDO LLP, Independent Registered Public Accounting Firm (GAN plc)	Filed herewith
23.2	Consent of BDO LLP, Independent Registered Public Accounting Firm (GAN Limited)	Filed herewith
23.3	Consent of Walkers Limited, Hamilton, Bermuda	Included in Exhibit 5.1 filed herewith
24.1	Power of Attorney – GAN Limited Directors	Filed herewith

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Irvine, California, on the 5th day of May, 2020.

GAN LIMITED

By:	/s/ Dermot Smurfit
Dermot Smurfit
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name and Signature	Title	Date

/s/ Dermot Smurfit	Chief Executive Officer and Director	May 5, 2020
Dermot Smurfit	(Principal Executive Officer)

/s/ Karen Flores	Chief Financial Officer	May 5, 2020
Karen Flores	(Principal Financial and Accounting Officer)

Directors: Seamus McGill Michael Smurfit Jr. David Goldberg

By:	/s/ Dermot Smurfit	May 5, 2020
Attorney-in-Fact